Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
Second Quarter 2022 Financial Results
•Sales for the quarter were $129.1 million, up 16% over prior-year period
•Operating loss was $8.4 million without benefit of AMJP grant and earnouts
•Bookings totaled $148.4 million, up 17% over prior-year period; Achieved book-to-bill ratio of 1.15
•Backlog increased 19% from year end 2021 to a record $494.4 million; Aerospace backlog reached a record $410.8 million
EAST AURORA, NY, August 10, 2022 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and six months ended July 2, 2022.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “Our second quarter sales of $129 million were our highest since the pandemic took hold in the first quarter of 2020, significantly exceeding the average revenue of $114 million in our previous four quarters. Demand stayed strong through the quarter, with consolidated bookings of $148 million. Our cumulative bookings for the last four quarters were $655 million, easily exceeding shipments during that same period of $473 million. These orders have resulted in another record backlog at the end of the second quarter and is expected to drive a significant sales ramp in the second half of 2022.”
He added, “Margins were under pressure in the second quarter, in part because we did not receive any AMJP nor earnout benefits like we have in recent quarters, but also because of inflation and supply chain challenges that are common these days. We are passing these costs on as we can, but our ability to respond in the short term is limited. Encouragingly, we have some evidence that our supply chain is beginning to loosen up, although risks remain.”
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

Second Quarter Results

	Three Months Ended			Six Months Ended
($ in thousands)	July 2, 2022	July 3, 2021	% Change	July 2, 2022	July 3, 2021	% Change

Sales	$129,127	$111,158	16.2%	$245,303	$217,015	13.0%
Loss from Operations	$(8,396)	$(5,920)	(41.8)%	$(12,563)	$(15,432)	18.6%
Operating Margin %	(6.5)%	(5.3)%		(5.1)%	(7.1)%
Net Gain on Sale of Business	$—	$—		$(11,284)	$—
Net Loss	$(11,010)	$(8,099)	(35.9)%	$(14,111)	$(20,008)	29.5%
Net Loss %	(8.5)%	(7.3)%		(5.8)%	(9.2)%
*Adjusted EBITDA	$1,209	$363	233.1%	$856	$(133)	743.6%
*Adjusted EBITDA Margin %	0.9%	0.3%		0.3%	(0.1)%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
Second Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $18.0 million from the second quarter of 2021. Aerospace sales were up $20.1 million, or 22.5%, while Test System sales decreased $2.1 million.
Consolidated operating loss was $8.4 million, compared with operating loss of $5.9 million in the prior-year period. The prior year period benefited by a $2.2 million non-cash reduction of the fair value of a contingent consideration liability related to the 2019 acquisition of Diagnosys Test Systems that offset SG&A expenses. Compared with the first quarter of 2022, operating loss increased as a result of not having the benefit of the $6.0 million Aviation Manufacturing Jobs Protection Program grant combined with the impact of material and labor inflation, addressing supply chain constraints to meet customer requirements, the lag in price increases implemented where possible to offset higher costs and product mix.
Tax expense in the quarter was $0.6 million primarily due to the impact of the required capitalization of research and development costs for tax purposes.
Consolidated net loss was $11.0 million, or $0.34 per diluted share, compared with net loss of
$8.1 million, or $0.26 per diluted share, in the prior year.
Consolidated adjusted EBITDA improved to $1.2 million, or 0.9% of consolidated sales, compared with adjusted EBITDA of $0.4 million, or 0.3% of consolidated sales, in the prior-year period.
Bookings were $148.4 million in the quarter resulting in a book-to-bill ratio of 1.15:1. Backlog at the end of the quarter reached another record of $494.4 million for the third consecutive quarter. Approximately $278.0 million, or 56%, of backlog is expected to ship in the remainder of 2022.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $20.1 million, or 22.5%, to $109.3 million. Commercial aerospace sales increased 44.9%, or $21.5 million, and drove the improvement. Sales to this market were $69.2 million compared with $47.8 million in the second quarter of 2021. Improving
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

domestic airline travel that is driving higher fleet utilization and increased narrowbody production rates, including the 737 MAX, resulted in higher demand for Astronics’ products.
General Aviation sales increased $3.1 million, or 20.9%, to a near record $18.1 million due in part to higher demand in the business jet market for antenna products. The Company expects the strong end user demand in the business jet industry to drive higher OEM production rates in the near future, resulting in higher demand for its products.
Military Aircraft sales decreased $2.9 million, or 17.3%, to $13.9 million. The prior-year period benefited from incremental non-recurring engineering revenue associated with development programs and higher sales of avionics products.
Aerospace segment operating loss was $3.3 million compared with operating loss of $2.7 million for the same period last year. Higher operating losses were driven by inflationary impacts on input costs and inefficiencies associated with production execution due to supply chain constraints that restricted shipment volume.
Aerospace bookings in the second quarter of 2022 were $126.0 million for a book-to-bill ratio of 1.15:1. Bookings were down 22% sequentially, but up 7% over the comparator quarter of 2021, continuing the strong trend of improvement since the pandemic took hold. Backlog for the Aerospace segment was a record $410.8 million at the end of the second quarter of 2022.
Mr. Gundermann commented, “During the quarter, we announced some significant program wins. These included the award by Southwest Airlines to provide in-seat power systems, selection by Safran to provide satellite communication hardware for Airbus aircraft and being named the designer and developer of the electrical power distribution system for the Lilium eVTOL aircraft, our first announced eVTOL program. While these wins did not contribute meaningfully to bookings in the quarter, we expect they will be major drivers for our business going forward.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $19.8 million, down $2.1 million compared with the prior-year period driven by lower defense revenue.
Test Systems was nearly break-even compared with operating loss of $0.9 million, or (4.3)% of sales, in the second quarter of 2021. Continued lower volume has driven operating losses in the second quarters of 2022 and 2021.
Bookings for the Test Systems segment in the quarter were $22.4 million, for a book-to-bill ratio of 1.13:1 for the quarter. Backlog was $83.6 million at the end of the second quarter of 2022.
Mr. Gundermann noted, “Our Test business has been pursuing some significant awards which have been delayed to the second half of the year. Our go-forward plan assumes that these awards will be made in the near future, supporting our plans for 2023 and beyond.”
Liquidity and Financing
Cash on hand at the end of the quarter was $10.7 million and capital expenditures in the quarter were $1.3 million. Net debt was down to $125.3 million, compared with $133.2 million at the end of 2021.
On August 9, 2022, the Company entered into an amended and extended revolving credit facility with its bank group. The purpose of the amendment was to extend the scheduled expiration of the
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

agreement from May 30, 2023 to August 31, 2023, giving the Company more time to complete the refinancing of its revolving credit facility, which it expects to have complete in the coming months. The Company was in compliance with its financial covenants as of July 2, 2022.
Dave Burney, Chief Financial Officer, commented, “We have made steady progress towards refinancing our existing lending facility, and we expect the process will be completed in the coming weeks. The extension gives us time to finalize an appropriate agreement in collaboration with our bank group.”
2022 Outlook
Mr. Gundermann commented, “We are revising our expected 2022 revenue to be in the range of $550 million to $580 million, which incorporates a reduction at the high end of the range from previous guidance. The midpoint of this range would mean growth for the year of 27% over 2021 and implies average quarterly revenue of $160 million in the second half, a significant step up from recent levels. This ramp is expected to be weighted more toward the fourth quarter, however, and while we continue to be challenged by ongoing supply chain challenges, we believe today that this expansion in revenue is necessary and achievable. Higher volume will help satisfy customer demand, along with improved profitability and momentum as we close out 2022.”
Planned capital expenditures for 2022 are expected to be approximately $9 million to $10 million.
Second Quarter 2022 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13731543. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, August 17, 2022. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being in compliance with credit agreement covenants and executing a revised credit agreement, expected revenue from recently announced programs, the recovery of the commercial aerospace and test systems markets, expected program awards for the Test segment, and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the continued global impact of COVID-19 and related governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/2/2022	7/3/2021	7/2/2022	7/3/2021
Sales	$129,127	$111,158	$245,303	$217,015
Cost of products sold	113,418	95,763	209,661	187,347
Gross profit	15,709	15,395	35,642	29,668
Gross margin	12.2%	13.8%	14.5%	13.7%

Selling, general and administrative [1]	24,105	21,315	48,205	45,100
SG&A % of sales	18.7%	19.2%	19.7%	20.8%
Loss from operations	(8,396)	(5,920)	(12,563)	(15,432)
Operating margin	(6.5)%	(5.3)%	(5.1)%	(7.1)%

Net gain on sale of business	—	—	(11,284)	—
Other expense, net of other income	291	547	753	1,081
Interest expense, net	1,662	1,699	3,293	3,457
Loss before tax	(10,349)	(8,166)	(5,325)	(19,970)
Income tax expense (benefit)	661	(67)	8,786	38
Net loss	$(11,010)	$(8,099)	$(14,111)	$(20,008)
Net loss % of sales	(8.5)%	(7.3)%	(5.8)%	(9.2)%

*Basic loss per share:	$(0.34)	$(0.26)	$(0.44)	$(0.65)
*Diluted loss per share:	$(0.34)	$(0.26)	$(0.44)	$(0.65)

*Weighted average diluted shares outstanding (in thousands)	32,082	30,926	32,007	30,914

Capital expenditures	$1,333	$1,661	$2,493	$3,566
Depreciation and amortization	$7,000	$7,426	$14,088	$14,879
1 Includes fair value adjustment of contingent consideration liabilities, which was a $2.2 million benefit in the three and six months ended July 3, 2021.
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	7/2/2022	7/3/2021	7/2/2022	7/3/2021
Sales
Aerospace	$109,300	$89,220	$210,694	$170,650
Less inter-segment	(10)	—	(10)	(14)
Total Aerospace	109,290	89,220	210,684	170,636

Test Systems	19,840	21,938	34,638	46,683
Less inter-segment	(3)	—	(19)	(304)
Total Test Systems	19,837	21,938	34,619	46,379
Total consolidated sales	129,127	111,158	245,303	217,015

Segment operating (loss) profit and margins
Aerospace	(3,276)	(2,706)	(226)	(8,269)
	(3.0)%	(3.0)%	(0.1)%	(4.8)%
Test Systems	(26)	(946)	(1,813)	243
	(0.1)%	(4.3)%	(5.2)%	0.5%
Total segment operating loss	(3,302)	(3,652)	(2,039)	(8,026)

Net gain on sale of business	—	—	(11,284)	—
Interest expense	1,662	1,699	3,293	3,457
Corporate expenses and other [1]	5,385	2,815	11,277	8,487
Loss before taxes	$(10,349)	$(8,166)	$(5,325)	$(19,970)
1 Includes fair value adjustment of contingent consideration liabilities, which was a $2.2 million benefit in the three and six months ended July 3, 2021.
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, fair value adjustments to the valuation of contingent consideration liabilities, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Six Months Ended
	7/2/2022	7/3/2021	7/2/2022	7/3/2021
Net loss	$(11,010)	$(8,099)	$(14,111)	$(20,008)
Add back (deduct):
Interest expense	1,662	1,699	3,293	3,457
Income tax expense (benefit)	661	(67)	8,786	38
Depreciation and amortization expense	7,000	7,426	14,088	14,879
Equity-based compensation expense	1,620	1,604	3,721	3,701
Contingent consideration liability fair value adjustment	—	(2,200)	—	(2,200)
Restructuring-related charges including severance	90	—	174	—
Non-cash accrued 401K contribution	1,186	—	2,197	—
AMJP grant benefit	—	—	(6,008)	—
Net gain on sale of business	—	—	(11,284)	—
Adjusted EBITDA	$1,209	$363	$856	$(133)

Sales	$129,127	$111,158	$245,303	$217,015
Adjusted EBITDA margin	0.9%	0.3%	0.3%	(0.1)%
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	7/2/2022	12/31/2021
ASSETS
Cash and cash equivalents	$10,684	$29,757
Accounts receivable and uncompleted contracts	118,342	107,439
Inventories	175,204	157,576
Other current assets	20,126	45,089
Property, plant and equipment, net	90,837	95,236
Other long-term assets	22,198	21,439
Intangible assets, net	86,638	94,320
Goodwill	58,252	58,282
Total assets	$582,281	$609,138

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$—	$—
Accounts payable and accrued expenses	98,176	91,257
Customer advances and deferred revenue	26,790	27,356
Long-term debt	136,000	163,000
Other liabilities	70,639	70,921
Shareholders' equity	250,676	256,604
Total liabilities and shareholders' equity	$582,281	$609,138
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Six Months Ended
(Unaudited, $ in thousands)	7/2/2022	7/3/2021
Cash flows from operating activities:
Net loss	$(14,111)	$(20,008)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	14,088	14,879
Provisions for non-cash losses on inventory and receivables	677	2,145
Equity-based compensation expense	3,721	3,701
Non-cash accrued 401(k) contribution	2,197	—
Deferred tax benefit	—	(153)
Operating lease non-cash expense	2,928	2,343
Net gain on sale of business, before taxes	(11,284)	—
Contingent consideration liability fair value adjustment	—	(2,200)
Other	1,320	2,105
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(11,449)	(5,281)
Inventories	(19,293)	720
Accounts payable	11,660	4,210
Accrued expenses	(458)	(946)
Other current assets and liabilities	(3,030)	(70)
Customer advance payments and deferred revenue	(389)	(927)
Income taxes	16,909	(51)
Operating lease liabilities	(3,601)	(2,606)
Supplemental retirement plan and other liabilities	(215)	(199)
Cash flows from operating activities	(10,330)	(2,338)
Cash flows from investing activities:
Proceeds on sale of business and assets	21,977	—
Capital expenditures	(2,493)	(3,566)
Cash flows from investing activities	19,484	(3,566)
Cash flows from financing activities:
Proceeds from long-term debt	52,625	5,000
Principal payments on long-term debt	(79,625)	(5,000)
Stock award activity	104	(59)
Finance lease principal payments	(55)	(854)
Debt acquisition costs	(771)	—
Cash flows from financing activities	(27,722)	(913)
Effect of exchange rates on cash	(505)	(8)
Decrease in cash and cash equivalents	(19,073)	(6,825)
Cash and cash equivalents at beginning of period	29,757	40,412
Cash and cash equivalents at end of period	$10,684	$33,587
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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/2/2022	7/3/2021	% Change	7/2/2022	7/3/2021	% Change	% of Sales
Aerospace Segment
Commercial Transport	$69,243	$47,793	44.9%	$133,332	$86,001	55.0%	54.3%
Military	13,897	16,801	(17.3)%	28,873	37,783	(23.6)%	11.8%
General Aviation	18,130	14,994	20.9%	33,997	29,022	17.1%	13.9%
Other	8,020	9,632	(16.7)%	14,482	17,830	(18.8)%	5.9%
Aerospace Total	109,290	89,220	22.5%	210,684	170,636	23.5%	85.9%

Test Systems Segment	19,837	21,938	(9.6)%	34,619	46,379	(25.4)%	14.1%

Total Sales	$129,127	$111,158	16.2%	$245,303	$217,015	13.0%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/2/2022	7/3/2021	% Change	7/2/2022	7/3/2021	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$42,135	$34,748	21.3%	$86,602	$64,092	35.1%	35.4%
Lighting & Safety	31,388	24,368	28.8%	60,599	51,468	17.7%	24.7%
Avionics	24,406	18,021	35.4%	43,281	32,864	31.7%	17.6%
Systems Certification	1,669	960	73.9%	2,671	1,838	45.3%	1.1%
Structures	1,672	1,491	12.1%	3,049	2,544	19.9%	1.2%
Other	8,020	9,632	(16.7)%	14,482	17,830	(18.8)%	5.9%
Aerospace Total	109,290	89,220	22.5%	210,684	170,636	23.5%	85.9%

Test Systems Segment	19,837	21,938	(9.6)%	34,619	46,379	(25.4)%	14.1%

Total Sales	$129,127	$111,158	16.2%	$245,303	$217,015	13.0%

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Astronics Corporation Reports Second Quarter 2022 Financial Results
August 10, 2022

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Trailing Twelve Months
	10/2/2021	12/31/2021	4/2/2022	7/2/2022	7/2/2022
Sales
Aerospace	$95,766	$98,836	$101,394	$109,290	$405,286
Test Systems	16,075	17,216	14,782	19,837	67,910
Total Sales	$111,841	$116,052	$116,176	$129,127	$473,196

Bookings
Aerospace	$142,484	$147,689	$160,778	$126,012	$576,963
Test Systems	11,052	29,651	14,844	22,377	77,924
Total Bookings	$153,536	$177,340	$175,622	$148,389	$654,887

Backlog
Aerospace	$285,806	$334,659	$394,043	$410,765
Test Systems	68,598	81,033	81,095	83,635
Total Backlog	$354,404	$415,692	$475,138	$494,400	N/A

Book:Bill Ratio
Aerospace	1.49	1.49	1.59	1.15	1.42
Test Systems	0.69	1.72	1.00	1.13	1.15
Total Book:Bill	1.37	1.53	1.51	1.15	1.38

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